FORM OF AGREEMENT AND PLAN OF REORGANIZATION
     This Agreement and Plan of Reorganization (this “Agreement”) is made as of this               , 2008, by and between WT Mutual Fund, a Delaware statutory trust (the “Trust”), on behalf of its Wilmington Large-Cap Core Fund (the “Large-Cap Core Fund”), and the Trust on behalf of its Wilmington Multi-Manager Large-Cap Fund (the “Multi-Manager Fund”).
     WHEREAS, the parties wish to enter into a plan of reorganization (the “Plan”) which will consist, among other things, of the transfer of assets of the Large-Cap Core Fund to the Multi-Manager Fund in exchange for shares of the Multi-Manager Fund (the “Shares”) and the assumption by the Multi-Manager Fund of the Large-Cap Core Fund’s liabilities, followed by the distribution of the Shares by the Large-Cap Core Fund to its shareholders in complete liquidation and termination of the Large-Cap Core Fund; and
     WHEREAS, the parties intend that the transactions described in the preceding paragraph constitute a reorganization described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and
     WHEREAS, the reorganization is subject to, and shall be effected in accordance with, the terms of this Agreement, which is intended to be and is adopted by the Trust, on its own behalf and on behalf of each of the Large-Cap Core Fund and the Multi-Manager Fund, as a “plan of reorganization” within the meaning of Section 368 of the Code;
     WHEREAS, the Board of Trustees of the Trust, including a majority of the Trustees who are not “interested persons” of the Trust, as defined in the Investment Company Act of 1940, as amended (the “1940 Act”), has determined that the Plan is in the best interests of the shareholders of the Large-Cap Core Fund and the Multi-Manager Fund, respectively, and that their interests would not be diluted as a result of the transactions contemplated thereby.
     NOW THEREFORE, in consideration of the agreements contained in this Agreement, the parties agree as follows:
ARTICLE I
TRANSFER OF ASSETS AND LIABILITIES
     Section 1.1. Transfer of Assets and Liabilities.
Subject to the terms and conditions set forth herein, on the Closing Date (as hereafter defined), the Large-Cap Core Fund shall transfer all of its assets to the Multi-Manager Fund. In exchange therefor, the Multi-Manager Fund shall assume all of the liabilities of the Large-Cap Core Fund and deliver to the Large-Cap Core Fund a number of “A Shares” and “Institutional Shares” of the Multi-Manager Fund which is equal to (i) the aggregate net asset value attributable to each such Class of shares of the Large-Cap Core Fund at the close of business on the day preceding the Closing Date, divided by (ii) the net asset value per share of such Class of shares of the Multi-Manager Fund outstanding at the close of business on the day preceding the Closing Date.

     Section 1.2. Liquidation of Large-Cap Core Fund.
Immediately after the transfer of assets provided for in Section 1.1, the Large-Cap Core Fund shall completely liquidate and shall distribute pro rata to each Class of its shareholders of record in proportion to their respective numbers of shares of each Class held by such shareholders, determined as of the close of business on the day preceding the Closing Date, the same Class of Shares received by the Large-Cap Core Fund pursuant to Section 1.1.
     Section 1.3. No Issuance of Share Certificates.
The Large-Cap Core Fund shall accomplish the liquidation and distribution provided for herein by opening accounts on the books of the Multi-Manager Fund in the names of its shareholders and transferring to its shareholders the Shares credited to the account of the Large-Cap Core Fund on the books of the Multi-Manager Fund. No certificates evidencing Shares shall be issued.
     Section 1.4. Time and Date of Valuation.
The number of Shares to be issued by the Multi-Manager Fund to the Large-Cap Core Fund shall be computed as of 4:00 p.m. (Eastern time) on the date preceding the Closing Date in accordance with the regular practices of the Large-Cap Core Fund, the Multi-Manager Fund and the Trust.
     Section 1.5. Closing Time and Place.
The Closing Date shall be June 16, 2008, or such later date on which all of the conditions set forth in Article II have been fulfilled or otherwise waived by the parties hereto, but in any event not later than June 30, 2008, or such later date as the parties may mutually agree. All acts taking place on the Closing Date shall be deemed to be taking place simultaneously as of the commencement of business on the Closing Date, unless otherwise provided. The closing of the reorganization contemplated by the Plan (the “Closing”) shall be held at 10:00 a.m. (Eastern time) at the offices of Pepper Hamilton LLP, 3000 Two Logan Square, Philadelphia, Pennsylvania 19103, or such other time and/or place as the parties may mutually agree.
     Section 1.6. Delay of Valuation.
If on the day preceding the Closing Date (a) the primary trading market for portfolio securities of either party is closed to trading or trading thereon is restricted, or (b) trading or the reporting of trading is disrupted so that an accurate appraisal of the value of the net assets of either party and an accurate calculation of the number of shares held by each shareholder is impracticable, the Closing Date shall be postponed until the first business day after the day when trading shall have been fully resumed and reporting shall have been restored.
     Section 1.7. Termination of Large-Cap Core Fund.
As promptly as practicable after the Closing, the Large-Cap Core Fund shall dissolve.

     Section 1.8. Transfer Taxes.
Any transfer taxes payable upon issuance of the Shares in a name other than the registered holder of the Large-Cap Core Fund shares on the books of the Large-Cap Core Fund as of that time shall, as a condition of such issuance and transfer, be paid by the person to whom such Shares are to be issued and transferred.
     Section 1.9. Reporting Responsibility.
Any reporting responsibility of the Large-Cap Core Fund (including regulatory and tax reporting responsibility) is and shall remain the responsibility of the Large-Cap Core Fund.
ARTICLE II
CONDITIONS PRECEDENT TO THE EFFECTIVENESS OF THE
REORGANIZATION.
     The respective obligation of each party to effect the reorganization contemplated by this Agreement is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
     Section 2.1. Shareholder Approval.
On or prior to the Closing Date, the shareholders of the Large-Cap Core Fund shall have approved the transactions contemplated by this Agreement in accordance with the provisions of Delaware law and the 1940 Act.
     Section 2.2. No Injunctions or Restraints.
On the Closing Date, no action, suit or other proceeding shall be pending before any court or government agency which seeks to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby.
     Section 2.3. Consents.
All consents of the other party and all other consents, orders and permits of Federal, state and local regulatory authorities deemed necessary by the Trust to permit consummation, in all material respects, of the transactions contemplated herein shall have been obtained, except where failure to obtain any such consent, order or permit would not involve a risk of a material adverse effect on the assets or properties of either party or the Trust.
     Section 2.4. Effective Registration Statement.
The Form N-1A Registration Statement of the Trust and the Form N-14 Registration Statement of the Trust with respect to the Shares shall continue to be effective and no stop orders suspending the effectiveness thereof shall have been issued and, to the best knowledge of the parties hereto, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened or contemplated.

     Section 2.5. Tax Opinion.
Each of the Large-Cap Core Fund and the Multi-Manager Fund shall have received an opinion of Pepper Hamilton LLP substantially to the effect that, based on certain representations, qualifications and assumptions, for federal income tax purposes:
(i)	The transfer of all of the assets of the Large-Cap Core Fund solely in exchange for Shares and the assumption by the Multi-Manager Fund of all of the liabilities of the Large-Cap Core Fund, followed by the distribution of the Shares by the Large-Cap Core Fund to its shareholders in complete liquidation and termination of the Large-Cap Core Fund, will constitute a reorganization within the meaning of Section 368(a) of the Code, and each of the Multi-Manager Fund and the Large-Cap Core Fund will be a party to a reorganization within the meaning of Section 368(b) of the Code;

(ii)	No gain or loss will be recognized by the Multi-Manager Fund upon the receipt of the assets of the Large-Cap Core Fund solely in exchange for Shares and the assumption by the Multi-Manager Fund of the liabilities of the Large-Cap Core Fund.

(iii)	No gain or loss will be recognized by the Large-Cap Core Fund upon the transfer of all of its assets to the Multi-Manager Fund solely in exchange for the Shares and the assumption by the Multi-Manager Fund of the liabilities of the Large-Cap Core Fund or upon the distribution of the Shares to the Large-Cap Core Fund’s shareholders complete liquidation in exchange for their shares of the Large-Cap Core Fund.

(iv)	No gain or loss will be recognized by the Large-Cap Core Fund’s shareholders upon the exchange of their shares of the Large-Cap Core Fund for Shares in the Reorganization;

(v)	The aggregate tax basis of the Shares received by each shareholder of the Large-Cap Core Fund pursuant to the Reorganization will be the same as the aggregate tax basis of the shares of the Large-Cap Core Fund held by such shareholder immediately prior to the Reorganization, and the holding period of the Shares received by a shareholder of the Large-Cap Core Fund will include the period during which the shares of the Large-Cap Core Fund exchanged therefor were held by such shareholder (provided that the shares of the Large-Cap Core Fund were held as a capital asset on the date of the Reorganization); and

(vi)	The tax basis of the assets of the Large-Cap Core Fund acquired by the Multi-Manager Fund will be the same as the tax basis of such assets to the Large-Cap Core Fund immediately prior to the Reorganization, and the holding period of such assets in the hands of the Multi-Manager Fund will include the period during which the assets were held by the Large-Cap Core Fund.

     No opinion, however, will be expressed as to the effect of the Reorganization on (i) the Large-Cap Core Fund or the Multi-Manager Fund (x) with respect to any asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of the taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting, or (y) with respect to any stock held of a passive foreign investment company as defined in Section 1297(a) of the Code or (ii) any shareholder of the Large-Cap Core Fund that is required to recognize unrealized gains and losses for federal income tax purposes under a mark-to-market system of accounting.
     Section 2.6. Covenants, Representations and Warranties.
Each party shall have performed all of its covenants set forth in Article 4, and its representations and warranties set forth in Article 3 shall be true and correct in all material respects on and as of the Closing Date as if made on such date, and the President or a Vice-President of the Trust shall have executed a certificate to such effect.
     Section 2.7. Statement of Assets and Liabilities.
The Large-Cap Core Fund shall have delivered to the Trust on the Closing Date a statement of its assets and liabilities, prepared in accordance with generally accepted accounting principles consistently applied, together with a certificate of its Treasurer or Assistant Treasurer as to its portfolio securities and the federal income tax basis and holding period as of the Closing Date.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
     The parties represent and warrant as follows:
     Section 3.1. Structure and Standing.
Each party represents and warrants that it is duly organized as a series of a statutory trust, validly existing and in good standing under the laws of the State of Delaware, and has the power to own all of its properties and assets and conduct its business.
     Section 3.2. Power.
Each party represents and warrants that it has full power and authority to enter into and perform its obligations under this Agreement; the execution, delivery and performance of this Agreement has been duly authorized by all necessary action of the Board of Trustees of the Trust; this Agreement does not violate, and its performance will not result in violation of, any provision of the Declaration of Trust of the Trust, or any agreement, instrument or other undertaking to which it is a party or by which it is bound; and this Agreement constitutes its valid and binding contract enforceable in accordance with its terms, subject to the effects of bankruptcy, moratorium, fraudulent conveyance and similar laws relating to or affecting creditors’ rights generally and court decisions with respect thereto.

     Section 3.3. Litigation.
Each party represents and warrants that no litigation or administrative proceeding or investigation of or before any court or governmental body is currently pending against it and, to the best of its knowledge, none is threatened against it or any of its properties or assets, which, if adversely determined, would materially and adversely affect its financial condition or the conduct of its business; it knows of no facts which might form the basis for the institution of such proceedings; and it is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects its business or its ability to consummate the transactions herein contemplated.
     Section 3.4. Fund Assets.
The Large-Cap Core Fund represents and warrants that on the Closing Date the assets received by the Multi-Manager Fund from the Large-Cap Core Fund will be delivered to the Multi-Manager Fund as provided in Section 1.1 free and clear of all liens, pledges, security interests, charges or other encumbrances of any nature whatsoever created by the Large-Cap Core Fund and without any restriction upon the transfer thereof, except for such liabilities assumed as provided in Section 1.1.
     Section 3.5. The Shares.
The Multi-Manager Fund represents and warrants that on the Closing Date (a) the Shares to be delivered to the Large-Cap Core Fund as contemplated in this Agreement will be duly authorized, validly issued, fully paid and nonassessable; (b) no shareholder of the Multi-Manager Fund or any other series of the Trust has any preemptive right to subscription or purchase in respect thereof; (c) the Large-Cap Core Fund will acquire the Shares free and clear of all liens pledges, security interests, charges or other encumbrances of any nature whatsoever created by the Trust and without any restriction on the transfer thereof; and (d) the Shares will be duly qualified for offering to the public in all of the states of the United States in which such qualification is required or an exemption from such requirement shall have been obtained.
     Section 3.6. Tax Status and Filings.
Each of the Large-Cap Core Fund and the Multi-Manager Fund represents and warrants that:
          (a) At the Closing Date, all federal and other tax returns and reports of the fund required by law to have been filed by such date shall have been filed, and all federal and other taxes due and payable shall have been paid, or provision shall have been made for the payment thereof. To the best of the fund’s knowledge, no such return is currently under audit by the IRS or any state or local tax authority, and no assessment has been asserted with respect to such returns.
          (b) For each fiscal year of its operation, the fund has met, and will continue to meet through the Closing Date, the requirements of Subchapter M of the Code for qualification and treatment as a regulated investment company and has distributed in each such year all net investment company taxable income (computed without regard to any deduction for dividends paid) and net realized capital gains (after reduction for any capital loss carryforward).
     Section 3.7. Accuracy of Information.
Each party represents and warrants that all information furnished by it to the other party for use in any documents which may be necessary in connection with the transactions contemplated by this Agreement will be accurate and complete and will comply in all material respects with federal securities and other laws and regulations applicable thereto.
     Section 3.8. Acquisition of the Shares.
The Large-Cap Core Fund represents and warrants that the Shares it acquires pursuant to this Agreement are not being acquired for the purpose of making any distribution thereof, except in accordance with the terms of this Agreement.
     Section 3.9. Financial Statements.
Each party represents and warrants that its Statement of Assets and Liabilities as of December 31, 2007, provided to the other party has been prepared in accordance with generally accepted accounting principles consistently applied, and fairly reflects the financial condition of such party as of such date, and there are no known contingent liabilities of such party as of such date not disclosed therein.
     Section 3.10. No Adverse Changes.
Each party represents and warrants that since December 31, 2007, there has not been any material adverse change in its financial condition, assets, liabilities or business other than changes occurring in the ordinary course of business except as otherwise disclosed in writing to and accepted by the other party (for the purposes of this paragraph, a decline in net asset value per share of a party shall not constitute a material adverse change).
     Section 3.11. Proxy Statement.
Each party represents and warrants that the Combined Proxy Statement and Prospectus contained in the Registration Statement on Form N-14 to be used in connection with the transaction contemplated hereby (only insofar as it relates to such party) will, on its effective date and on the Closing Date, not contain any untrue statement of material fact with respect to such party or omit to state a material fact required to be stated therein with respect to such party or necessary to make the statements therein with respect to such party, in light of the circumstances under which such statements were made, not materially misleading.

ARTICLE IV
COVENANTS
     Section 4.1. Conduct of Business.
During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, each party shall operate its business in the ordinary course except as contemplated by this Agreement.
     Section 4.2. Shareholder Meeting.
The Large-Cap Core Fund shall call a special meeting of its shareholders as soon as possible for the purpose of considering the reorganization contemplated by this Agreement.
     Section 4.3. Preparation of Combined Proxy Statement and Prospectus.
As soon as reasonably practicable after the execution of this Agreement, the Trust, on behalf of the Large-Cap Core Fund, shall prepare and file a combined prospectus and proxy statement with respect to the reorganization with the United States Securities and Exchange Commission in form and substance satisfactory to both parties, and shall use its best efforts to provide that the combined prospectus and proxy statement can be distributed to the shareholders of the Large-Cap Core Fund as promptly thereafter as is practicable. As soon as reasonably practicable, the parties shall also prepare and file any other related filings required under applicable state securities laws.
     Section 4.4. Fees and Expenses.
Whether or not this Agreement is consummated, each party shall bear its respective costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.
     Section 4.5. Provision of Documents.
Each party agrees that it will, from time to time as and when reasonably requested by the other party, provide or cause to be provided to the other party such information, execute and deliver or cause to be executed and delivered to the other party such documents, and take or cause to be taken such further action, as the other party may deem necessary in order to carry out the intent of this Agreement.
     Section 4.6. Large-Cap Core Fund Liabilities.
The Large-Cap Core Fund will use its best efforts to discharge all of its financial liabilities and obligations prior to the Closing Date.
Immediately prior to the closing, the Large-Cap Core Fund will have declared a dividend which, together with all previous dividends, will have the effect of distributing to its shareholders all of the Large-Cap Core Fund’s investment company taxable income for taxable years ending on or prior to closing, and all of its net capital gains, if any, realized in taxable years ending on or prior to closing.
ARTICLE V
TERMINATION, AMENDMENT AND WAIVER
     Section 5.1. Termination.
This Agreement may be terminated by resolution of the Board of Trustees of the Trust at any time prior to the Closing Date, if
          (a) either party shall have breached any material provision of this Agreement; or
          (b) circumstances develop that, in the opinion of such Board, make proceeding with the Plan inadvisable; or
          (c) any governmental body shall have issued an order, decree or ruling having the effect of permanently enjoining, restraining or otherwise prohibiting the consummation of this Agreement.
     Section 5.2. Effect of Termination.
In the event of any termination pursuant to Section 5.1, there shall be no liability for damage on the part of either party to the other party.
     Section 5.3. Amendment.
This Agreement contains the entire agreement of the parties with respect to the reorganization contemplated by the Plan and may be amended prior to the Closing Date by the parties in writing at any time; provided, however, that there shall not be any amendment that by law requires approval by the shareholders of a party without obtaining such approval.
     Section 5.4. Waiver.
At any time prior to the Closing Date, any of the terms or conditions of this Agreement may be waived by the Board of Trustees of the Trust if, in its judgment after consultation with legal counsel, such action or waiver will not have a material adverse effect on the benefits intended under this Agreement to the shareholders of the Large-Cap Core Fund or the Multi-Manager Fund, respectively.

ARTICLE VI
GENERAL PROVISIONS
     Section 6.1. Governing Law.
This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.
     Section 6.2. Assignment.
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by either party without the written consent of the other party. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person other than the parties hereto and their respective successors and assigns any rights or remedies under or by reason of this Agreement.
     Section 6.3. Recourse.
All persons dealing with the Multi-Manager Fund or the Large-Cap Core Fund must look solely to the property of the Multi-Manager Fund or the Large-Cap Core Fund for the enforcement of any claims against the Multi-Manager Fund or the Large-Cap Core Fund, respectively, as neither the trustees, directors, officers, agents nor shareholders of the Multi-Manager Fund or the Large-Cap Core Fund assume any personal liability for obligations entered into on behalf of the Multi-Manager Fund or the Large-Cap Core Fund, respectively.
     Section 6.4. Notices.
Any notice, report, statement or demand required or permitted by any provisions of this Agreement shall be in writing and shall be given by prepaid telegraph, telecopy or certified mail addressed to either party at:
WT Mutual Fund
1100 North Market Street
Wilmington, DE 19890
Attn: Edward W. Diffin, Jr., Secretary
     with a copy to:
Pepper Hamilton LLP
3000 Two Logan Square
Philadelphia, PA 19103
Attn: Joseph V. Del Raso

     IN WITNESS WHEREOF, each party has caused this Agreement to be executed and attested on its behalf by its duly authorized representatives as of the date first above written.

WT MUTUAL FUND, on behalf of its Wilmington Large-Cap Core Fund
By:
Neil Wolfson, President

WT MUTUAL FUND, on behalf of its Wilmington Multi-Manager Large-Cap Fund
By:
Neil Wolfson, President